Exhibit 4.2

NEGEVTECH LTD.
(the “Company”)

SHARE OWNERSHIP

AND OPTION PLAN (2001, as amended 2003 & 2004 &
2005 & 2006 & 2007)

TABLE OF CONTENTS

1.	Preamble.

2.	Administration of the Plan.

3.	Shares Subject to the Plan.

4.	Option Exercise Prices.

5.	Exclusivity of the Plan.

6.	Grant of the Options and Issuance of the Shares to the Trustee.

7.	Option or Share Purchase Agreement; Termination of Employment.

8.	Acceleration of an Option.

9.	Term of Options; Exercise.

10.	Additional Documents.

11.	Taxation.

12.	Dividends.

13.	Rights and/or Benefits arising out of the Employee/Employer Relationship and the Absence of an Obligation to Employ.

14.	Adjustments Upon Changes in Capitalization.

15.	Term, Termination and Amendment.

16.	Effectiveness of the Plan.

17.	Release of the Trustee and the Attorney from Liability and Indemnification.

18.	Governing Law.

APPENDICES

Appendix A:	Employee's Notice to the Trustee as to Exercise of the Option (Section 9.2).

Appendix B:	Notice to the Company of Exercise of the Option by the Trustee (Section 9.2).

Appendix C:	Proxy and Power of Attorney (Section 10.2).

1.	PREAMBLE

1.1	Purpose; Eligibility. This plan, as amended from time to time, shall be known as the “Negevtech Ltd. Share Ownership and Option Plan (2001, as amended 2003 & 2004 & 2005 & 2006 & 2007)” (the “Plan”). The purpose and intent of the Plan is to provide incentives to employees, directors and/or service providers including advisors of the Company and/or of subsidiaries (each a “Related Company” and collectively, “Related Companies”) by providing them with the opportunity to purchase shares of the Company. In addition the Company may provide individual grantees that are employed by advisors or service providers and approved by the Board of Directors of the Company (the “Board”) the opportunity to purchase shares of the Company under the Plan.

1.2	Types of Awards; Tax Regimes. The Plan is intended to enable the Company to grant options and issue shares under various and different tax regimes, including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Income Tax Ordinance”) or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (collectively, “Section 102”) and to designate them as either grants made through a trustee or not through a trustee and (ii) outside the context of Section 102.

The Company, however, does not warrant that the Plan will be recognized by the income tax authorities or that future changes will not be made to the provisions of applicable laws, or rules or regulations which are promulgated from time to time thereunder, or that any exemption or benefit currently available, whether pursuant to Section 102 or otherwise, will not be abolished.

1.3	Adjustments and Compliance with Tax Laws. The Board shall have the authority to make any requisite adjustments in the Plan and determine the relevant terms in any Agreement (as defined in Section 7 below) in order to comply with the requirements of any of the relevant tax regimes. Furthermore, should any provision of Section 102 be amended, such amendment shall be deemed included in the Plan with respect to options granted or shares issued in the context of Section 102. Where a conflict arises between any section of the Plan, the Agreement or their application, and the provisions of any relevant tax law, rule or regulation, whether relied upon for tax relief or otherwise, the Board in its sole discretion shall determine the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding.

1.4	In the event the Company’s shares should be registered for trading on the Tel-Aviv Stock Exchange Ltd., or on any other stock exchange, whether in Israel or abroad, the options and/or shares allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time. In such case, by means of a Board resolution, the Plan and the agreements prepared pursuant hereto, may be amended as necessary to meet such requirements. In the event of a contradiction between any such amendment and the Plan’s provisions, the amendment shall prevail.

2.	ADMINISTRATION OF THE PLAN

2.1	The Plan shall be administered by the Board and/or by any committee of the Board so designated by the Board. Any subsequent references herein to the Board shall also mean any such committee if appointed and, unless the powers of the committee have been specifically limited by law or otherwise, such committee shall have all of the powers of the Board granted herein. Without derogating from the generality of the foregoing, the Board shall have the authority to designate grants made pursuant to Section 102 as either grants made through a trustee or not through a trustee and to determine (and from time to time, change, subject to Section 102) the tax route applicable to options granted through a trustee pursuant to Section 102 (e.g., the capital gains route or the employment income route) and to make any other elections with respect to the Plan pursuant to applicable law. Subject to Sections 4 and 15, the Board shall have plenary authority to determine the terms and conditions of all options (which need not be identical), including, without limitation, the purchase price of the shares covered by each option, the individuals to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, whether an option shall be granted pursuant to Section 102 or otherwise and when an option can be exercised and whether in whole or in installments. Subject to Section 15, the Board shall have plenary authority to construe and interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, grantees and their estates and beneficiaries.

2.2	Any directive or notice signed by two members of the Board shall constitute conclusive proof and authority for every act or decision of the Company.

2.3	No director or officer of the Company shall be personally liable or obligated to any grantee as a result of any decision made and/or action taken with respect to the Plan or its execution.

3.	SHARES SUBJECT TO THE PLAN

The shares subject to the Plan shall be Ordinary Shares of the Company. The maximum number of shares that may be issued under the Plan is 3,896,930 Ordinary Shares of NIS 1.00 nominal value each, as such number of shares may be adjusted in accordance with Section 14. Such shares may be in whole or in part, as the Board shall from time to time determine and subject to applicable law, authorized and unissued Ordinary Shares or issued and fully paid Ordinary Shares which shall have been purchased by the Company or the Trustee (as hereinafter defined) hereunder with funds provided by the Company. If any option granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised in full, such shares subject thereto shall again be available for the purposes of the Plan. Any increase in the maximum number of shares shall be recommended by the Board and shall require the approval of a general meeting of the shareholders of the Company.

4.	OPTION EXERCISE PRICES

The consideration to be paid by a grantee for each share purchased by exercising an option (the “Option Exercise Price”) shall be as determined by the Board on the date of grant (including, subject to the Companies Law 5759-1999, at an exercise price lower than the nominal value of the underlying shares).

5.	EXCLUSIVITY OF THE PLAN

Unless otherwise determined by the Board in any particular instance as part of the Agreement, each grantee hereunder will be required to declare and agree that all prior agreements, arrangements and/or understandings with respect to shares of the Company or options to purchase shares of the Company which have not actually been issued or granted prior to execution of the Agreement shall be null and void and that only the provisions of the Plan and/or the Agreement shall apply.

Notwithstanding the above, the adoption of this Plan, by itself, shall not be construed as amending, modifying or rescinding any incentive arrangement previously approved by the Board or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

6.	GRANT OF THE OPTIONS AND ISSUANCE OF THE SHARES TO THE TRUSTEE

6.1	The Board shall appoint a trustee for the purposes of this Plan, which trustee shall be approved, with respect to grants designated as grants made through a trustee pursuant to Section 102, in accordance with Section 102 (the “Trustee”). The Trustee shall have all the powers provided by law, Section 102 and the Plan and shall act pursuant to the provisions thereof, as they shall apply from time to time. The Company shall pay the Trustee a fee as shall be agreed between the Trustee and the Company.

6.2	Unless otherwise determined by the Board, all option awards shall be issued by the Company in the name of the Trustee and the share certificates representing any shares issued pursuant to options exercised hereunder, and all rights deriving from or in connection therewith including, without limitation, any bonus shares (stock dividends) issued in connection therewith, shall be issued by the Company in the name of the Trustee in trust for the designated grantee and shall be deposited with the Trustee, held by him and registered in his name in the register of members of the Company for such period as determined by the Board but, in the case of grants designated as grants made through a trustee pursuant to Section 102, not less than the period required, or approved, with respect thereto pursuant to Israeli law, regulations promulgated thereunder or Section 102, as shall be in effect from time to time (the “Lock-Up Period”).

Furthermore, options granted or shares issued which were designated as made through a trustee pursuant to Section 102 may not be sold until the end of the Lock-Up Period, unless otherwise allowed or determined by the Israeli tax authorities.

6.3	Without derogating from the provisions of Sections 6.2 above or 6.7 below, and unless otherwise determined by the Board generally or in any particular instance, the shares issued with respect to any options granted hereunder and all rights deriving from or in connection therewith including, without limitation, any bonus shares (stock dividends) issued in connection therewith, will be held by the Trustee and registered in his name until the earlier of consummation of the initial public offering of the Company’s shares, pursuant to an effective registration statement, prospectus or similar document in Israel or such other jurisdiction as is determined by the Board (the “IPO”) or 10 years from the date of their issue, after which time the grantee for whom they are being held may request their registration in his name and transfer to him subject to the provisions of Section 102, applicable laws and the Plan all as shall be in effect from time to time (e.g., payment of taxes, etc.). After the consummation of the IPO, options granted and designated as grants made through a trustee pursuant to Section 102 will be held by the Trustee and registered in his name in trust for the designated grantee, for not less than the Lock-Up Period.

6.4	Options granted hereunder shall not confer upon the holder thereof any of the rights of a shareholder of the Company with respect to the shares subject to such options until such shares are issued and registered in the name of the holder upon the exercise of the options.

6.5	For as long as any shares are held by the Trustee or registered in his name or for as long as the certificates representing any shares are held by the Trustee, the Trustee alone shall be entitled to receive every notice to which a shareholder is entitled, or to demand any information, and any financial and/or other report to which a shareholder is entitled from the Company, and only he or whomever he shall designate pursuant to the Proxy and Power of Attorney referred to and as defined in Section 10.2 below (the “Attorney”), shall be entitled to exercise every other right of the shareholders vis-a-vis the Company including the right to participate in and to vote at all shareholders’ meetings. No grantee shall be entitled to exercise any of these rights as shareholder nor make any demand or request of the Trustee and/or of the Attorney in this regard.

6.6	Shares registered in the Trustee’s name shall be represented at all meetings of shareholders of the Company and, until consummation of the IPO, shall be voted by the Trustee or the Attorney at their discretion and subsequent thereto shall be voted by the Trustee or the Attorney in accordance with the instructions of the grantees on whose behalf they are held and in the absence of such instructions they shall abstain.

6.7	Nothing in the aforegoing provisions shall derogate from the power of the Board to grant options or to allot shares to the Trustee otherwise than under the provisions of Section 102 or to allot shares or grant options to grantees directly otherwise than through the Trustee or on terms which differ from those specified above or to approve the transfer of shares from the Trustee to the name of any grantee(s) upon such conditions as shall be determined by the Board.

7.	OPTION OR SHARE PURCHASE AGREEMENT; TERMINATION OF EMPLOYMENT

Unless otherwise determined by the Board, every grantee shall be required to sign an option or share purchase agreement or other document as shall be determined by the Board, in the form approved by the Board (the “Agreement”).

The Agreement shall specify the type of option award granted and whether it constitutes an option pursuant to Section 102, and if so, under which regime, or otherwise. The Agreement need not be identical with respect to each grantee. The following terms, however, shall apply to all options, and, mutatis mutandis, shares, unless expressly otherwise decided in respect of a particular option:

7.1	Unless otherwise determined by the Board or in the Agreement, the Option Exercise Price shall be paid by the grantee to the Company no later than the date of exercise of the option unless otherwise determined in the Agreement.

7.2	The grantee shall have no right of first refusal to purchase shares of the Company which may be offered for sale by shareholders of the Company, and shall have no pre-emptive rights to purchase shares which are being allotted or shall in the future be allotted by the Company, to the extent any such rights otherwise exist.

7.3	The option and/or the right to the option and/or the shares are personal and except insofar as is specified in this Plan, and, where applicable, subject to Section 102, may not be transferred, assigned, pledged, withheld, attached or otherwise charged either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the grantee the option may only be exercised by the designated grantee or, if granted to the Trustee, by the Trustee on behalf of the designated grantee. A note as to the provisions of this sub-section or a legend may appear on any document which grants the option and in particular in the Agreement, and also on any share certificate.

7.4	The right to exercise the option is granted to the Trustee on behalf of the grantee. Vesting shall be in installments, gradually over a period of 4 (four) years from the date of grant of the option or such other period or periods as determined by the Board. Unless otherwise determined, at the conclusion of each period for the exercise of the option as determined in the Agreement (“Vesting Periods”), the option may, from time to time, be exercised in relation to all the shares allocated for that period in such manner that at the end of the 2 (two) years from the granting of the option the Trustee shall, in the absence of a contrary determination in the Agreement, be entitled to exercise on behalf of the grantee and at his request ½ (half) of the options and at the end of each of the remaining 2 (two) years another ¼ (quarter).

In addition, during each of the Vesting Periods, the option may be exercised in relation to all or part of the shares allocated for any previous Vesting Period in which the option was not fully exercised, provided, subject to the provisions of Section 7.6 hereof, that at the time of the exercise of the option the grantee has continued to be employed by or to serve as a director of or provide services to, the Company or a Related Company on a continual basis from the date of the grant thereof until the date of their exercise. After the end of the Vesting Periods and during the balance of the option period, the option may be exercised, from time to time, in relation to all or part of the shares which have not at that time been exercised and which remain subject to the option, subject to the provisions of Section 7.6 hereof and to any condition in the Agreement, if such exists, which provides a minimum number of shares with respect to which the option may be exercised and any provision which determines the number of times that the Trustee may send the Company notice of exercise on behalf of the grantee in respect of the option. The Board shall be entitled at any time to shorten the vesting schedule or any Vesting Period.

7.5	The Board may determine at its sole discretion, that any grantee shall be entitled to receive the options or the shares, through the Trustee, pursuant to the provisions of this Plan or, subject to the provisions of Section 102 as relevant, directly in the name of the grantee, immediately upon execution of the Agreement or on such other date or dates as the Company has undertaken towards such grantee. In the event that a grantee is exempt from the Vesting Periods (pursuant to the provisions of Section 7.4), the Board shall be entitled to determine that where the grantee does not comply with the conditions determined by the Board or ceases to be an employee of the Company or a Related Company, the Trustee, the Company or a Related Company shall have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee. The Board may set additional conditions to this right of repurchase, including the provision of appropriate arrangements for the monies which shall be available to the Trustee or a Related Company or others for the purpose of the repurchase and may set conditions with respect to the voting rights of the grantee, rights of first refusal or pre-emptive rights to purchase shares in the Company, to the extent such rights exist, the grantees right to receive reports or information from the Company, and the grantee’s right to a dividend in respect of shares which are subject to a right of reacquisition as aforesaid. For as long as the aforegoing conditions of the Board (including a minimum period of employment as a condition for the lapse of the right to reacquisition) have not been complied with, the grantee shall not be entitled to sell or charge or transfer in any other manner the shares which are subject to the right of reacquisition. As security for the compliance with this undertaking the share certificate will be deposited with the Trustee who will release the same to the grantee only after the grantee becomes entitled to the shares and the same are not subject to any other restrictive condition.

7.6	Termination of Employment

7.6.1	If a grantee ceases to be an employee, director or service provider (or, if relevant, an employee of a service provider) of the Company or a Related Company, prior to the complete exercise of an option, (a) by reason of death, disability (as determined by the Board in its absolute discretion) or retirement after age 60 with the approval of the Board, the option shall remain exercisable for a period of one year following such termination (but only to the extent exercisable at termination of employment and not beyond the scheduled expiration date); (b) for any other reason other than for Cause, the option shall remain exercisable for a period of ninety (90) days following the earlier of such termination or notice of termination (but only to the extent exercisable at the earlier of termination or notice of termination of employment and not beyond the scheduled expiration date) (unless the Agreement provides otherwise); or (c) for Cause, as such term is defined below, all options held by or on behalf of such grantee shall immediately expire upon the earlier of such termination or notice of termination (unless the Agreement provides otherwise).

For purposes hereof, the term “Cause” shall mean any of (i) a material breach by the grantee of the grantee’s obligations under any agreement with the Company or any Related Company; (ii) the commission by the grantee of an act of fraud or embezzlement against the Company or any Related Company or the willful taking of action injurious to the business or prospects of the Company or any Related Company; (iii) the conviction of the grantee of a felony; and (iv) the grantee’s involvement with an act which constitutes breach of trust between the grantee and the Company or any Related Company.

7.6.3	The Board may determine whether any given leave of absence constitutes a termination of employment. Options awarded under this Plan shall not be affected by any change of employment so long as the grantee continues to be an employee, director or service-provider, as applicable, of the Company or a Related Company.

7.6.4	In such case as Section 102 and the Commissioner’s Rules shall apply to any option, where the grantee ceases to be an employee of the Company prior to the expiration of such period as may be prescribed by applicable law, regulations or the Commissioner’s Rules, the exemption provided by Section 102 may not, pursuant to applicable law, apply with respect to that grantee. In such case, the grantee shall be obliged to make arrangements with the tax authorities at his expense for all matters to do with the taxation of the options and/or the shares.

7.6.5	Notwithstanding the foregoing, the Board may in its absolute discretion, extend the period of exercise of the option by a grantee or grantees for such time as it shall determine either with or without conditions.

8.	ACCELERATION OF AN OPTION

In the event the Board (or, if approval of the shareholders is required, the shareholders of the Company) shall approve the adoption of any plan or proposal for the liquidation or dissolution of the Company then, notwithstanding any contrary Vesting Periods in any Agreement or in this Plan, and unless in each case the applicable Agreement provides otherwise, one-half of the outstanding options held by or for the benefit of any grantee and which have not yet vested shall be accelerated and become immediately vested and exercisable.

Furthermore, if a “Significant Event”, as defined below, shall occur, and either (i) the employment of a grantee with the Company or a Related Company is terminated by the Company or a Related Company within twelve (12) months thereafter, (ii) a grantee resigns his employment with the Company or with a Related Company within such period due to an adverse change in his position with the Company or a Related Company (as defined in his employment agreement) or in circumstances which would result in such resignation being deemed termination by the Company or a Related Company pursuant to Section 11(a) of the Severance Pay Law, 1963; or (iii) the surviving corporation in a consolidation or merger, referred to in (a) below under Significant Event, does not assume the option or substitute it with an appropriate option in the surviving corporation; all outstanding options held by or for the benefit of any such grantee and which have not yet vested shall be accelerated and become immediately fully vested and exercisable in full (notwithstanding any contrary vesting schedule previously agreed).

Each of the following shall be a “Significant Event”: approval by the Board or (if approval of the shareholders is required) shareholder approval of: (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Ordinary Shares would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Ordinary Shares immediately prior to the merger have the same proportionate ownership of Ordinary Shares of the surviving corporation immediately after the merger; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or all the outstanding shares of the Company; In addition effective from consummation of the IPO, each of the following shall also be considered a “Significant Event”: any person or group other than the Company making a tender offer or exchange offer to acquire any Ordinary Shares (or securities convertible into Ordinary Shares) for cash, securities or any other consideration, provided that : (y) at least a portion of such securities sought pursuant to the offer in question is acquired; and (z) after consummation of such offer, the person in question is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Ordinary Shares; or during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceasing for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

9.	TERM OF OPTIONS; EXERCISE

9.1	The term of each option shall be for such period as the Board shall determine, but not more than 10 (ten) years from the date of grant thereof or such shorter period as is prescribed in Section 7.6 or 8.3 hereof.

9.2	A grantee who desires that the Trustee exercise an option granted to the Trustee on his behalf shall so instruct the Trustee in writing in the form annexed hereto as Appendix A or in such other form as shall be approved by the Board from time to time. The notice shall be accompanied by, or specify the arrangements for, payment of the full Option Exercise Price of such shares as provided in the Agreement. The Company may require as a condition to the exercise of an option that the grantee pay or otherwise make arrangements to the Company’s satisfaction, for the payment of the tax and other obligatory payments applicable to him (including all sums payable arising out of or in connection with the Company’s obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in the form annexed hereto as Appendix B or in such other form as shall be approved by the Board, whereupon the Company shall allot the shares in the name of the Trustee.

9.3	A grantee who desires to exercise an option granted directly to him (and not through the Trustee) shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. As a condition for the exercise of the option, the grantee shall pay or otherwise make arrangements, to the Company’s satisfaction, for the payment of the tax and other obligatory payments applicable to him (including all sums payable by the Company arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company, the Company shall allot the shares in the name of the grantee.

10.	ADDITIONAL DOCUMENTS

10.1	Until the consummation of the IPO, the grantee shall provide, any certificate, declaration or other document which the Company or the Trustee shall consider to be necessary or desirable pursuant to any law, whether local or foreign, including any undertaking on the part of the grantee not to sell his or her shares during any period which shall be required by an underwriter or investment bank or advisor of the Company for the purpose of any share issue whether private or public and including any certificate or agreement which the Company shall require, if any, from the grantees as members of a class of shareholders, or any certificate, declaration or other document the obtaining of which shall be deemed by the Board or the Trustee to be appropriate or necessary for the purpose of raising capital for the Company, of merging the Company with another company (whether the Company is the surviving entity or not), or of reorganization of the Company, including, in the event of a consolidation or merger of the Company or any sale, lease, exchange or other transfer of all or substantially all of the assets or shares of the Company, for the sale or exchange, as the case may be, of any shares the grantee (or the Trustee on his behalf) may have purchased hereunder all as shall be deemed necessary or desirable by the Board or the Trustee.

10.2	In order to guarantee the aforesaid, and because the rights of the Company and the other shareholders are dependent thereon, the grantee shall, upon signing the Agreement and as a condition to the grant of any options hereunder, execute the Proxy and Power of Attorney attached hereto as Appendix C, or in such other form as shall be approved by the Board from time to time (the “Proxy and Power of Attorney”), irrevocably empowering the Trustee and/or the Attorney, until consummation of the IPO, to sign any document and take any action in his name as aforesaid, and the grantee shall have no complaint or claim against the Trustee and/or the Attorney in respect of any such signature or action, or in respect of any determination of the Trustee pursuant hereto, including pursuant to Section 6.6 or 10.1 above. The grantee will authenticate his signature in the presence of a notary if he shall be asked to do so by the Company, in order to give full validity to the Proxy and Power of Attorney.

11.	TAXATION

11.1	General

The grantee shall be liable for all taxes, duties, fines and other payments which may be imposed by the tax authorities (whether in Israel or abroad) and for every obligatory payment of whatever source (including, but not limited to, social security, health tax, etc., as may be applicable) in respect of the options, the shares (including, without limitation, upon the grant of the options, the exercise of the options, the sale of the shares or the registration of the shares in the grantee’s name) or dividends or any other benefit in respect thereof and/or for all charges which shall accrue to the grantee, the Company, any Related Company and/or to the Trustee in connection with the Plan, the options and/or the shares, or any act or omission by the grantee or the Company in connection therewith or pursuant to any determination by the applicable tax or other authorities, including, without limitation, any such payments required to be made by the Company as the result of any sale by the grantee of shares which were designated as made through a trustee pursuant to Section 102 prior to the end of the Lock-Up Period. Notwithstanding the foregoing, if the Company elects the “employment income”route for options granted through a trustee pursuant to Section 102, the Company or the Related Company, as applicable, shall pay, at its expense, any social security payments payable by the employer with respect to options so granted to the extent required as a result of such choice.

11.2	Deduction at Source

The Company (including any Related Company) and/or the Trustee shall have the right to withhold or to require the grantee to pay an amount in cash or to retain or sell without notice Ordinary Shares in value sufficient to cover any tax or obligatory payment required by any governmental or administrative authority to be withheld or otherwise deducted and paid with respect to the options or the Ordinary Shares subject thereto (including, without limitation, upon their grant, exercise or sale or the registration of the Ordinary Shares in the grantee’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself for payment made) to the appropriate tax or other authority of an amount in cash equal to the amount of such Withholding Tax. Notwithstanding the foregoing, the grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company and/or the Trustee with funds sufficient to enable the Company and/or the Trustee to pay such Withholding Tax.

11.3	Certificate of Authorization of Assessing Officer

The Company (including any Related Company) or the Trustee shall at any time be entitled to apply to the Assessing Officer, and in the case of a grantee abroad, to any foreign tax authority, for receipt of their certificate of authorization as to the amount of tax which the Company or any Related Company or the grantee or the Trustee is to pay to the tax authorities resulting from granting the options or allotting the shares, or regarding any other question with respect to the application of the Plan.

11.4	Security for Payment of Taxes

Without derogating from the above, the Company (including any Related Company) and/or the Trustee shall have the right to require that any grantee provide guarantees or other security to the Company’s satisfaction to guarantee the payment of any taxes or other obligatory payments which may be payable as a result of or in connection with the grant of an option, the exercise thereof, the sale or transfer of any shares and/or the registration of any options or shares in the grantee’s name (including any sum payable arising out of or in connection with the Company’s obligations to deduct tax and other obligatory payments at source); and, with respect to options granted pursuant to Section 102 which were not designated as made through a trustee, if the grantee’s employment with the Company or any Related Company is terminated for any reason, the grantee will be obligated to provide the Company with a guarantee or other security to its satisfaction and at its discretion, to cover any tax obligations which may arise thereafter in connection with the disposition of the shares.

12.	DIVIDENDS

The Ordinary Shares issued as a result of the exercise of the options shall participate equally with the Company’s other Ordinary Shares in every cash dividend which shall be declared and distributed subject to the following provisions:

12.1	A cash dividend shall be distributed only to persons registered in the register of members as shareholders on the record date fixed for the distribution of the dividend.

12.2	A dividend with regard to shares which are registered in the name of the Trustee shall be paid to the Trustee, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee shall transfer the dividend to the grantees in accordance with instructions that he shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the grantee subject to the deduction of the applicable tax.

12.3	Without derogating from the provisions of Sections 11.2 and 12.2 hereof, the Company or the Trustee shall be entitled to set off and deduct at source from any dividend any sum that the grantee owes to the Company (including any Related Company) or the Trustee, whether under the Plan or otherwise, and/or any sum that the grantee owes to the tax or other authorities.

13.	RIGHTS AND/OR BENEFITS ARISING OUT OF THE EMPLOYEE/ EMPLOYER RELATIONSHIP AND THE ABSENCE OF AN OBLIGATION TO EMPLOY

13.1	No income or gain which shall be credited to or which purports to be credited to the grantee as a result of the Plan, shall in any manner be taken into account in the calculation of the basis of the grantee’s entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship. If, pursuant to any law, the Company or any Related Company, shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the grantee, the grantee shall indemnify the Company or any Related Company, against any expense caused to it in this regard.

13.2	Nothing in the Plan shall be interpreted as obliging the Company or any Related Company to employ the grantee and nothing in the Plan or any option granted pursuant thereto shall confer upon any grantee any right to continue in the employment of the Company or any Related Company or restrict the right of the Company or any Related Company to terminate such employment at any time. The grantee shall have no claim whatsoever against the Company or any Related Company as a result of the termination of his employment, including, without limitation, any claim that such termination causes any options to expire and/or prevents the grantee from exercising the options and/or from receiving or retaining any shares pursuant to any agreement between him and the Company, or results in any loss due to an imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

14.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

14.1	In the event of changes in the outstanding share capital of the Company by reason of any stock dividend (bonus shares), stock split, recapitalization, combination or consolidation, the number of shares subject to each unexercised or unvested option and in the Option Exercise Price of such options, shall be automatically adjusted to reflect such changes.

14.2	Notwithstanding any other provisions of the Plan, the Board shall take such actions, if any, as it deems appropriate for the adjustment of the number and class of shares subject to each unexercised or unvested option and in the Option Exercise Prices in the event of an IPO, exchange of shares, merger, liquidation, split-up, split-off, spin-off or other similar occurrences or changes in capitalization, other than changes as specified in Section 14.1 above. In the event of any such event, the Board may make any adjustments it deems appropriate, including in the aggregate number and class of shares available under the Plan, and the Board’s determination in this regard shall be conclusive.

15.	TERM, TERMINATION AND AMENDMENT

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no option shall be granted after, the tenth anniversary of the date the Plan is adopted by the Board. The Plan may be terminated, modified or amended by the shareholders of the Company. The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval of a general meeting of the shareholders of the Company, increase the maximum number of Ordinary Shares as to which options may be granted under the Plan (except by adjustment pursuant to Section 14) or extend the termination date of the Plan. Options granted prior to termination of the Plan may, subject to the terms of the Plan and any Agreement, be exercised thereafter. No amendment or modification of the Plan may, without the consent of the grantee to whom any option shall theretofore have been granted, adversely affect the rights of such grantee under such option.

16.	EFFECTIVENESS OF THE PLAN

The Plan shall become effective as of the date determined by the Board.

17.	RELEASE OF THE TRUSTEE AND THE ATTORNEY FROM LIABILITY AND INDEMNIFICATION

In no event shall the Trustee or the Attorney be liable to the Company and/or any grantee under the Plan and/or any third party (including without prejudice to the generality of the aforegoing, to the income tax authorities and any other governmental or administrative authority), or to a purchaser of shares from any grantee with respect to any act which has been or will be carried out in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The Company will not, and the grantee will be required to covenant upon signing the Agreement that he will not, make any claim against the Trustee or the Attorney in any manner whatsoever and on any ground whatsoever and they expressly agree that if the Trustee or the Attorney are sued by them, then the Trustee or the Attorney shall be entitled by virtue of this Section alone to apply to the court for dismissal of the action against them with costs. The Company covenants and agrees that if an action is commenced by any third party against the Trustee or the Attorney they shall be entitled, without any objection on the Company’s part, to join the Company as a third party to any action and a judgment against them will be paid by the Company.

The Company covenants and the grantee will be required to covenant to indemnify the Trustee and/or the Attorney against any liability in relation to any claim and/or demand made against the Trustee and/or the Attorney by any person whatsoever, including the tax authorities, in relation to their acts or omissions in connection with the Plan.

18.	GOVERNING LAW

The Plan and all instruments issued thereunder shall be governed by and construed in accordance with the laws of the State of Israel.

NEGEVTECH LTD.

Appendix A

to Negevtech Ltd.'s Employee Share Ownership
and Option Plan

(Section 9.2)

NOTICE OF EXERCISE

Date: ______________

The Trustee under the Negevtech Ltd.
Employee Share Ownership
and Option Plan (the "Plan")

Dear Sirs,

Re: Notice of Exercise

I hereby wish to inform you that it is my desire that of the Option which was granted to you on ________ to acquire ______ (________) Ordinary Shares of Negevtech Ltd. (the “Company”) on my behalf, you exercise and acquire on my behalf ______ (________) of the Ordinary Shares subject to the said Option at a price of NIS ____ per share, all in accordance with the Plan.

Attached to this Notice is a check in the amount of NIS ________ (NIS ________) as payment for the abovementioned shares.

I am aware that all the shares shall be allotted to you, registered in your name and that you shall hold all the share certificates representing such shares.

Likewise, I am aware of and agree to all the other provisions of the Plan and applicable law.

Yours sincerely, _______________ Employee's name

NEGEVTECH LTD.

APPENDIX B

(Section 9.2 of the Plan)

EXERCISE NOTICE

Date: ____________

Negevtech Ltd.
Rechovot

Dear Sirs,

By this notice I hereby exercise the option granted to me for an employee of the company on ____________ to purchase _____ ordinary shares of Negevtech Ltd. on behalf of ____________ with respect to _____ ordinary shares in accordance with the said option at a price of NIS ____________ per share.

Enclosed herewith is a cheque in the sum of NIS ____________ in payment for the said shares.

Yours faithfully,

_____________
The Trustee

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NEGEVTECH LTD.

APPENDIX C
(Section 10.2 of the Plan)

IRREVOCABLE PROXY AND POWER OF ATTORNEY

I, the undersigned, ___________, hereby appoint Eli Lerner, CPA, or whomever shall replace him as trustee pursuant to Negevtech Ltd.‘s Employee Share Ownership and Option Plan (2001), as amended 2003 & 2004 & 2005, or whomever they shall designate (the “Trustee” and the “Plan”, respectively) as my proxy to participate and vote (or abstain) for me and on my behalf as he at his sole discretion shall deem appropriate, on all matters at all meetings of shareholders (whether ordinary, extraordinary or otherwise), of Negevtech Ltd. (the “Company”), on behalf of all the shares and/or options of the Company held by the Trustee on my behalf and hereby authorize and grant a power of attorney to the Trustee as follows:

I hereby authorize and grant power of attorney to the Trustee for as long as any shares and/or options which were allotted or granted on my behalf are held by the Trustee or registered in his name, or for as long as the certificates representing any shares are held by the Trustee, to exercise every right, power and authority with respect to the shares and/or options and to sign in my name and on my behalf any document (including any agreement, including a merger agreement of the Company or an agreement for the purchase or sale of assets or shares (including the shares of the Company held on my behalf) and any and all documentation accompanying any such agreements, such as, but not limited to, resolutions, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the shares and/or options or to the rights which they represent in the Company in as much as the Trustee shall deem it necessary or desirable to do so. In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to the Trustee to sign any document as aforesaid and any affidavit or approval (such as any waiver of rights of first refusal to acquire shares which are offered for sale by other shareholders of the Company and/or any waiver of any preemptive rights to acquire any shares being allotted by the Company, in as much as such rights shall exist pursuant to the Company’s Articles of Association as shall be in existence from time to time) and/or to make and execute any undertaking in my name and on my behalf if the Trustee shall, at his sole discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Company, whether private or public (including lock-up and/or market stand-off arrangements and undertakings), whether in Israel or abroad, for purposes of a merger of the Company with or into another entity, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company or for purposes of any purchase or sale of assets or shares of the Company.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

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This Proxy and Power of Attorney shall expire and cease to be of force and effect immediately after the consummation of the initial public offering of the Company’s shares, pursuant to an effective registration statement, prospectus or similar document in Israel or such other jurisdiction as is determined by the Board of Directors of the Company and shall be irrevocable until such time as the rights of the Company and the Company’s shareholders are dependent hereon. The expiration of this Power of Attorney shall in no manner affect the validity of any document (as aforesaid), affidavit or approval which has been signed or given as aforesaid prior to the expiration hereof and in accordance herewith.

This Proxy and Power of Attorney shall also apply to all shares and/or options in other entities issued or granted to or on behalf of the undersigned and held by the Trustee in consideration or in exchange for any shares and/or options of the Company in connection with any consolidation or merger or like transaction with respect to the Company, and the term “Company” when used herein shall include any other such entity.

IN WITNESS WHEREOF, I have executed this Proxy and Power of Attorney on the __ day of ________, ____.

_____________________
_________
I.D Number ___________

CONFIRMATION

I, the undersigned, ________, hereby confirm the signature of _____________which appears above.

___________________

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